STOCK OPTION AND STOCK APPRECIATION RIGHTS AGREEMENT, made as of this
[ ] day of [ ] between MGI Properties (the "Trust") and [ ], an employee of the Trust (the "Optionee").

         NOW, THEREFORE, the Trust and the Optionee, by his acceptance of the grant of these stock options intended to qualify as incentive stock options ("ISO") under the Internal Revenue Code of 1986, amended (the "Code"), and related stock appreciation rights ("SAR"), agree as follows:

         1. Grant of ISO and SAR. The Trust hereby grants to the Optionee as a separate inducement and agreement in connection with his acting as an employee of the Trust and not in lieu of any salary or other remuneration for services, an ISO to purchase all or any part of an aggregate of [ ] Common Shares of the Trust (either unissued or treasury), $1.00 par value (the "Shares"), and a maximum of [ ] SAR in connection therewith, on the terms and subject to the conditions hereinafter set forth and further subject to the provisions of the Trust's 1997 Stock Option, Stock Appreciation Rights and Restricted Stock Plan (the "1997 Plan"). The foregoing grant is subject to ratification and approval of the 1997 Plan by shareholders of the Trust.

         2. Purchase Price. The exercise price shall be $[ ] per Share, the closing price of the Shares on the New York Stock Exchange on [ ].

         3. Term of Option. Notwithstanding anything to the contrary contained herein or in the 1997 Plan, the ISO and SAR granted
hereunder shall expire no later than 11:59 P.M. on [             ]
(the "Termination Date").

         4. Vesting. (a) Option. Subject to Sections 5 and 7 hereof, the ISO and SAR are exercisable, with respect, in each case to [50%] thereof, at any time and from time to time from and after the date hereof, and with respect in each case to the remaining [50%] thereof, at any time and from time to time from and after [ ], to and including the Termination Date; provided, however, that in the event that the Optionee shall cease to be employed by the Trust at any time prior to [ ], the remaining [50%] of the ISO and SAR shall not vest and become exercisable and shall thereafter be null and void; and provided further that the exercise of the vested ISO and SAR may not be exercised as to fractional Shares, and the aggregate fair market value (determined at the time of grant) of the Shares with respect to which the ISO is exercisable for the first time by the Optionee during any calendar year (under all incentive stock option plans of the Trust or its parent or subsidiary corporations) shall not exceed $100,000. Any right to acquire Shares under this Agreement or any other incentive stock option agreement that is not exercisable in any year because of this Paragraph 4(a) shall become exercisable for the first time in the first subsequent calendar year in which the exercisability of such rights does not violate the fair market value limitation of the previous sentence.

         (b) SAR. An SAR shall be exercisable by the Optionee at any time the Option to which it relates could be exercised, but only upon a showing of "hardship" by the Optionee and upon consent of the Administrative-Audit Committee; provided, however, that there shall be no hardship requirement in the event of a Hostile Change in Control (as defined in the 1997 Plan). The Administrative-Audit Committee shall promulgate a standard for determining a "hardship," said standard to be applied uniformly to all Optionees under the 1997 Plan.

         Upon the exercise of an SAR and surrender of the related Option, the Trust shall issue Shares having a fair market value equal to, but in no event in excess of, the appreciation since the date of grant in the fair market value of the Shares subject to the related Option (the "Differential").

         Notwithstanding the foregoing, and except in the event of a Hostile Change in Control, the SAR may be exercised only if prior to or simultaneously with the exercise thereof the Optionee or his successor has exercised or exercises an equivalent number of Options granted pursuant to any of the Trust's stock option and stock appreciation rights plans (whether related or unrelated to the SAR). After a Hostile Change in Control, an Optionee may exercise all Options in full as an SAR, without limitation.

         If a Hostile Change in Control which would otherwise result in the abrogation of the hardship requirement and of the prior or simultaneous exercise of Option requirement, will, in the nonreviewable judgment of the Administrative-Audit Committee, be deemed to constitute a "golden parachute" as defined by Section 280G of the Code ("Section 280G"), the Administrative-Audit

Committee shall reduce the number of Shares which may otherwise be issued as a result of the exercise of the SAR to the extent necessary to avoid Section 280G treatment as a "golden parachute." Notwithstanding such an adjustment, however, the Trust makes no warranty as to the avoidance of Section 280G treatment.

         The exercise of an SAR shall automatically result in the surrender of the related Option by the Optionee on a share for share basis to the extent Shares under such related Option are used to calculate the Differential. Shares issued pursuant to the exercise of an SAR shall not thereafter be available for granting further Options under the 1997 Plan. An SAR shall terminate and may no longer be exercised upon the termination of the related Option, other than as a consequence of the exercise of the SAR.

         The SAR may only be exercised in accordance with rules and regulations adopted by the Administrative-Audit Committee from time to time.

         5. Termination as an Employee.

         (a) The ISO and SAR shall be exercisable according to the terms hereof while the Optionee remains an employee of the Trust and for two years after termination of employment for any reason; provided, however, if any ISO is exercised after the allowed periods set forth in the next sentence, or such longer periods as may then be in effect under the Code, then the ISO shall convert into a non-qualified option. The allowed periods under current law are as follows: (i) if the Optionee dies, or becomes totally and permanently disabled (as described in Section 72(m)(7) of the

Code), while an employee of the Trust or while entitled to exercise an ISO and SAR hereunder, in the case of death, the legal representative of the Optionee or the person who acquired the ISO and SAR by bequest or inheritance, or in the case of total and permanent disability, the Optionee may exercise 100% of the ISO and SAR for one year from the date of death or total and permanent disability, and (ii) if the Optionee retires or is dismissed other than "for cause" (as such term is defined under the 1997 Plan), the Optionee may exercise the ISO and SAR, to the extent exercisable at the date of termination of employment, for three (3) months after such date. In no event may the ISO and SAR be exercised after the Termination Date.

         (b) Notwithstanding the foregoing, the Optionee may exercise the ISO and SAR granted hereunder at any time up to two years after his employment with the Trust ceases for any reason; provided, however, if the ISO and SAR is exercised after the periods set forth in the preceding paragraph (unless a longer period for the valid exercise of an incentive option has been established under the Code), such ISO shall no longer be a valid incentive option but shall convert into a non-qualified option.

         6. Non-Transferability. The ISO and SAR granted hereunder shall not be assignable by the Optionee, except by (i) the laws of descent and distribution or pursuant to a qualified domestic relations order as defined in the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended, or the rules and regulations promulgated thereunder. Notwithstanding the foregoing, no Option may be transferred pursuant to this Section 6 unless the transferee agrees to be bound by all the provisions of this Agreement.

         7. Exercise Upon Sale, Merger or Other Reorganization Transaction.

         Notwithstanding any other provision hereof, in the event that the Trust, its shareholders, or both, enter into a written agreement to dispose of all or substantially all of the assets or stock of the Trust by means of a sale, merger, consolidation, reorganization, liquidation or similar transaction (other than a reorganization, merger or consolidation effected solely to change the Trust's name or domicile), the ISO and SAR granted pursuant hereto shall become immediately exercisable, whether or not such Options were exercisable prior to such event, during the period of time beginning with the date on which the Trust agrees in writing to enter into such transaction, and ending on the earlier of the date the ISO and SAR would otherwise have expired or the date on which the transaction is consummated. The Optionee may in writing request that, in lieu of exercising the ISO, he may receive cash equal to the difference between the sale price or merger consideration per share and the exercise price multiplied by the number of Shares subject to the ISO issued hereunder; provided, however, that such cash shall be paid not earlier than the closing date of the transaction subject to this Paragraph 7. Upon the consummation of the transaction, any unexercised ISO and SAR issued hereunder shall terminate and cease to be effective. In the event that the Trust's agreement to enter into any such transaction is terminated, the unexercised portion of any ISO and SAR shall revert to the status they had before the Trust agreed to enter into the transaction in question. Any exercise of an ISO and SAR made before the agreement to enter into the transaction was terminated shall remain effective after the termination of the agreement, notwithstanding that the ISO and SAR may have become exercisable solely by reason of the Trust entering into the agreement. If any ISO is exercised pursuant to this Paragraph 7 earlier than provided for by Paragraph 4(a) hereof, then such ISO shall convert into a non-qualified option.

         8. Anti-Dilution. The ISO and SAR granted pursuant to this Agreement shall continue notwithstanding any change or exchange of the Shares subject to the 1997 Plan and/or to the ISO and SAR whether through recapitalization, stock split, split-up, split-off, spin-off, merger, consolidation, reorganization, stock dividend, combination of shares or exchange of shares. In the event of such a change or exchange, appropriate adjustments shall be made, and with respect to other dilutive or anti-dilutive events appropriate adjustments may be made, by the Administrative-Audit Committee as to the number of Shares subject to the ISO and SAR and/or in their per-share exercise price as shall be equitable to prevent dilution or enlargement of rights hereunder. Any such adjustment shall comply with the rules of Section 424(a) of the Code, if applicable. Adjustment of the number of Shares subject to the ISO and SAR shall not make the ISO and SAR become exercisable as to a fractional Share. Subject to the foregoing limitations, the terms of any such adjustment shall be determined by the Administrative-Audit Committee, and such determination made in good faith shall be final. In no event shall any adjustment be made that would render the ISO other than an "incentive stock option" for purposes of Section 422 of the Code.

         9. Exercise of ISO.

         (a) Eligibility. Except as provided in Paragraphs 5 and 7 hereof, the ISO and SAR may not be exercised unless the Optionee shall have continued to be an employee of the Trust from the date hereof to the date of the exercise of the ISO and SAR.

         (b) Investment. Upon the exercise of the ISO and SAR (and prior to the issuance of the certificate or certificates for the Shares in respect of which the ISO and SAR is exercised), the Optionee shall execute a warranty that he is purchasing the Shares for investment, in the form attached hereto as Exhibit A. It is understood, however, that the Trust has filed or will file registration statements with the Securities and Exchange Commission registering Shares issuable pursuant to grants made under the Plan on Form S-8. Accordingly, the grant made hereby to the Optionee is made from the Trust's reserve of such Shares. The Trust will use its best efforts to maintain the effectiveness of such registration statements, but shall not be obligated to do so.

         10. Method of Exercise. The ISO and SAR shall be exercisable only by delivery of written notice to the Secretary of the Trust at the Trust's executive offices (presently One Winthrop Square, Boston, Massachusetts 02110) prior to the expiration of the ISO and

SAR as specified in Paragraphs 3 and 5 hereof. Such notice shall state the election to exercise the ISO and SAR and the number of Shares in respect of which it is being exercised, and shall be signed by the person or persons so exercising such ISO and SAR. The date the Trust receives written notice shall be the exercise date. In the event the ISO and SAR shall be exercised pursuant to the provisions of Paragraph 5 hereof by a person or persons other than the Optionee, such notice shall be accompanied by proof satisfactory to the Trust of the right of such person or persons to exercise the ISO and SAR. Upon receipt of notice, payment in full of the purchase price for the Shares as to which the ISO is being exercised, and an executed warranty in the form attached hereto as Exhibit A, the Trust shall issue and deliver a certificate or certificates representing such number of Shares. Upon receipt of notice of exercise of SAR, an executed warranty in the form attached hereto as Exhibit "A" and either a showing of "hardship" satisfactory to the Administrative-Audit Committee or the occurrence of a Hostile Change in Control, the Administrative-Audit Committee shall, without transfer or issue tax to the Optionee or other person entitled to exercise the SAR, deliver to the person exercising such SAR certificates for the Trust's Common Shares which are properly issuable upon exercise of the SAR.

         11. Payment. The purchase price shall be payable in United States dollars upon the exercise of the ISO and shall be paid in cash, by certified check or by bank draft. In lieu of cash, certified check or bank draft, the purchase price may be satisfied by (x) the delivery of Shares of the Trust (in proper form for transfer and accompanied by all requisite stock transfer tax stamps or cash in lieu thereof) owned by the Optionee for at least the holding periods required under Section 422 of the Code and having a fair market value equal to the exercise price applicable to that portion of the ISO being exercised, the fair market value of the Shares so delivered to be determined in accordance with Article VI of the 1997 Plan or as may be required in order to comply with or to conform to the requirements of any applicable laws or regulations, or (y) through the written election of the Optionee to have Shares withheld from the Shares otherwise to be received upon the exercise of an Option and having a fair market value equal to the cash exercise price applicable to the portion of the ISO being exercised by the withholding of such Shares, the fair market value of the Shares so withheld to be determined in accordance with Article VI of the 1997 Plan or as may be required in order to comply with or to conform to the requirements of any applicable laws or regulations.

         12. Notices. Any notice to be given to the Trust shall be addressed to the Secretary of the Trust at the Trust's office referred to in Paragraph 10 above, and any notice given to the Optionee shall be addressed to the Optionee at the address then appearing on the personnel records of the Trust, or at such other address as either party may hereafter designate in writing to the other. Except for purposes of determining the exercise date, any such notice shall be deemed to have been duly given if and when enclosed in a properly sealed envelope, addressed as aforesaid and deposited, first class postage prepaid, in the United States mails.

         13. Miscellaneous.

         (a) The Optionee acknowledges and agrees that the ISO and SAR are subject to the terms and conditions of the 1997 Plan and the Code provisions pursuant to which such 1997 Plan was adopted.

         (b) The Trust is a Massachusetts business trust and all persons dealing with the Trust must look solely to the property of the Trust for the enforcement of any claims against the Trust. Neither the Trustees, officers, agents nor shareholders of this Trust assume any personal liability in connection with its business or assume any personal liability for obligations entered into on its behalf.

         (c) All capitalized terms shall have the meanings ascribed thereto in the 1997 Plan, unless the context requires otherwise or such terms are otherwise defined herein.

         (d) The grant of this ISO and SAR is subject to shareholder ratification and approval of the 1997 Plan.

         IN WITNESS WHEREOF, the Trust has caused this Stock Option and Stock Appreciation Rights Agreement to be duly executed by its officers thereunto duly authorized.


                                          MGI PROPERTIES


                                          By:
                                              ---------------------------------
                                                                         (Seal)
ACCEPTED:

--------------------------------
Optionee

                                                                       Exhibit A


                             PURCHASE FOR INVESTMENT

         I, [ ], in connection with exercising options to purchase _________ Shares of MGI Properties, do hereby represent and warrant that I am purchasing the Shares for my own account for investment only and not with a view to the resale or distribution thereof. I will not resell or distribute the Shares acquired in connection herewith unless (1) a Registration Statement with respect to these shares is on file with the Securities and Exchange Commission, has become effective and is current, or (2) a specific exemption from the registration requirements is available to me. If I sell the Shares acquired in connection herewith under subdivision (2), I will first obtain a favorable written opinion from counsel approved by MGI Properties that such exemption is available to me.


Date:



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                                      -12-